EXHIBIT 99.1
NEWS RELEASE
Visteon Closes on European and U.S. Financings
VAN BUREN TOWNSHIP, Mich., Aug. 15, 2006 — Visteon Corporation (NYSE:VC) announced that it has closed on new European and U.S. five-year revolving credit facilities with an aggregate availability of up to $675 million. The facilities replace the company’s multi-year secured revolving credit facility of $500 million that was to expire in June 2007.
The European receivables securitization of $325 million was led by Citigroup Global Markets Inc., JPMorgan Securities Inc. and UBS Securities LLC. The U.S. secured revolver of $350 million was led by JPMorgan Securities Inc. and Citigroup Global Markets Inc.
“Closing on these facilities completes the financing we undertook earlier in the year, including a seven-year $800 million secured term loan completed in June,” said James F. Palmer, Visteon executive vice president and chief financial officer. “The completion of our financing activities provides us with additional flexibility as we focus on implementing our three-year plan.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 47,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, including changes in interests rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). We assume no obligation to update these forward-looking statements.

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Jim Fisher	Derek Fiebig	One Village Center Drive
	734-7100-5557	734-710-5800	Van Buren Twp., Mich., 48111
	jfishe89@visteon.com	dfiebig@visteon.com